                                                                   Exhibit 10.22

                          PREFERRED PROVIDER AGREEMENT

     This Preferred Provider Agreement (this "Agreement") is entered into as of March 4, 1999 ("Effective Date") by and between WAM!NET Inc., a Minnesota corporation having a place of business at 6100 West 110th Street, Minneapolis, MN 55438 ("WNI"), and Silicon Graphics, Inc. a Delaware corporation having a place of business at 2011 North Shoreline Blvd., Mountain View, CA 94043 ("SGI").

                                    RECITALS

     WHEREAS, WNI and SGI desire to establish a strategic relationship, pursuant to which SGI will invest in WNI pursuant to the terms of that certain Preferred Stock Purchase Agreement (together with all agreements, instruments and documents contemplated thereby and set forth as Exhibits thereto) of even date herewith, WNI will purchase products, support and services from SGI, and SGI will promote the services of WNI to SGI's customers;

     WHEREAS, WNI desires to purchase certain products (whether or not originally manufactured by SGI), support and services of SGI, including, without limitation, computer hardware, storage, peripheral devices, network devices, integrated products, software, technical and maintenance support, and custom engineering and professional services (collectively, "SGI Products"); and

     WHEREAS, WNI desires that SGI promote the sale of certain services of WNI, including, without limitation, WAM!NET, WAM!BASE and entertainment specific services ("WNI Services").

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SGI and WNI, for themselves, their successors and permitted assigns, hereby agree as follows:


                                   ARTICLE I.
                                  SGI PRODUCTS

     1.1. General. WNI will, over a four (4) year period commencing January 1, 1999 and ending December 31, 2002 (the "Purchase Period"), purchase SGI Products as provided in Sections 1.2 through 1.5 below. The parties agree that with respect to purchases of SGI Products, and subject to the terms and conditions of this Agreement, WNI will treat SGI as the preferred provider of such goods and services and SGI will treat WNI as a preferred customer for such goods and services.

     1.2. Firm Commitment. WNI shall have a firm and unconditional obligation to purchase from SGI not less than $35 million of SGI Products during the period commencing December 1, 1998 and ending December 31, 2000 (the "Firm Commitment"). If WNI fails to satisfy its purchase commitment during such period, as evidenced by its issuance to SGI of confirmed, irrevocable, noncancellable purchase orders for an aggregate amount at least equal to the Firm Commitment, then WNI shall pay to SGI a sum equal to 10% of the remaining outstanding balance of the Firm Commitment.

     1.3. Computer Hardware and Software Product Pricing; Preferred Provider.

          1.3.1. Standard Product Pricing. With respect to SGI's standard hardware and software products, and the associated standard customer support programs, listed in SGI's published Price Book

     (the "Standard Products"), the pricing models SGI offers to WNI during the Purchase Period will be based upon SGI's most favored pricing models (by product) applicable to resellers (excluding US government, educational institutions and associated agencies) with aggregate purchases at least equal to the Firm Commitment.

          1.3.2. Modified Product Pricing. With respect to Standard Products and the associated customer support offerings that SGI agrees to modify or build in accordance with WNI's stated requirements (the "Modified Products"), the pricing that SGI offers to WNI during the Purchase Period will be ** .

          1.3.3. Limited Exclusive Provider. WNI agrees to purchase computer hardware, software and support products of the type included within the Standard Products and Modified Products, other than SGI Services (as defined below), solely from SGI during the Purchase Period, subject to the following terms and conditions: (a) the Standard and Modified Products then being offered by SGI shall be suitable for WNI's requirements (a product is suitable if it conforms to the specifications set by WNI for the specific product); and (b) SGI's pricing to WNI for Standard and Modified Products shall be at Competitive Prices (as defined below); provided however, that, if SGI's pricing is not at Competitive Prices with regard to the applicable Standard and Modified Products, SGI shall then have a period of seven (7) business days in its sole discretion to reduce its pricing to Competitive Prices and notify WNI of such price reduction.

               1.3.3.1. Standard Products. For the purposes of this Section 1.3.3, "Competitive Prices" as it relates to Standard Products means
          (i) with regard to servers, supercomputers, workstations and related software, pricing over a six-month period that is not more than ** of the price offered by a third-party vendor for products substantially similar to the applicable Standard Products, and (ii) with regard to storage, personal computers and related software, pricing over a six-month period that is not more than ** of the price offered by a third-party vendor for products substantially similar to the applicable Standard Products.

               1.3.3.2. Modified Products. For the purposes of this Section 1.3.3, "Competitive Prices" as it relates to Modified Products means pricing and other material terms and conditions that are **.

     1.4. SGI Services. With respect to technical consulting, application development, hardware design, product development, custom manufacturing, integration, custom product support and related professional and custom engineering services as they pertain to Standard and/or Modified Products offered by SGI (the "SGI Services"), WNI agrees that it will treat SGI as a preferred provider and shall provide SGI with the opportunity to bid on any WNI requirements or specifications for services similar to the SGI Services. **

     1.5. Terms and Conditions. The terms and conditions governing the purchase of the SGI Products by WNI will be set forth in the following agreements, as the same may be amended, modified and supplemented from time to time: (a) the Master Purchase Agreement , a general form of which is attached hereto as Exhibit A and the specific terms of which shall be negotiated in good faith by the parties;
(b) with respect to Standard Products installed at WNI's facilities only, a Customer Support Agreement, a general form of which is attached hereto as Exhibit B and the specific terms of which shall be negotiated in good faith by the parties; (c) a Master Services Agreement, the general terms of which


--------
** Confidential information omitted and filed separately with the Securities and Exchange Commission.

are described in Exhibit C and the specific terms of which shall be negotiated in good faith by the parties; and (d) with respect to Modified Products, hardware and software products developed in connection with the Services and which are installed at WNI's customers' facilities, a Field Support Agreement, the general terms of which are described in Exhibit D and the specific terms of which shall be negotiated in good faith by the parties.

     1.6. SGI Indemnity for Third Party Suppliers. In the event that SGI engages third parties in order to provide the SGI Products, SGI agrees to indemnify and hold harmless WNI and any of its employees, directors, officers, agents or other representatives in connection with any loss, damage or expense (including reasonable attorneys' fees) resulting from any claim of a third party related to the foregoing to the extent such claim arises as a result of SGI's negligence or willful misconduct.


                                   ARTICLE II.
                                  WNI SERVICES

     2.1. General. SGI and WNI have developed a list of existing SGI customers in the entertainment industry which the parties believe in good faith represent a sales revenue opportunity for WNI ** (based upon WNI list prices) over the three (3) year period commencing on January 1, 1999 (the "Joint Customers"). WNI and SGI will jointly develop a marketing, sales and implementation plan to address these accounts, including field resource commitments, compensation to SGI for field activities and professional services, and such other matters applicable to the sale of WNI Services to such Joint Customers. In addition, SGI and WNI will explore a broader strategic relationship that is intended to enable WNI to obtain the benefit of SGI's presence in the entertainment industry, other selected commercial accounts and the U.S federal government sector. Such relationship will be embodied in one or more further agreements to be negotiated in good faith between the parties.


                                  ARTICLE III.
                       RESPONSIBLE EXECUTIVES AND MEETINGS

     3.1. Responsible Executives. Upon execution of this Agreement, and from time to time as appropriate, each party shall designate in a writing to the other its executives responsible for managing the Preferred Provider relationship described in this Agreement, as well as for discussing any emerging issues concerning the relationship (the "Responsible Executives"). SGI's Responsible Executives initially shall include a Senior Vice President from its Server and Supercomputing Business; a Senior Vice President or Vice President from its Customer and Professional Services Division; and a Senior Vice President or Vice President from its Worldwide Sales and Marketing Division. WNI's Responsible Executives initially shall include its Chief Executive Officer, Chief Operating Officer and Chief Technical Officer. In addition, each party shall designate one Responsible Executive who shall serve as the primary point of contact for the other party with respect to the relationship described in this Agreement.

     3.2. Quarterly Management Meetings. During the Purchase Period, the Responsible Executives of WNI and SGI shall meet on a quarterly basis, at times and places to be agreed upon, to review the status of the relationship between the parties, including forecasts for and analysis of sales of WNI Services and purchases of SGI Products for each of the next four quarters and the remainder of the Purchase Period. At least five (5) business days prior to a meeting, each party shall submit an agenda of issues proposed to be discussed at the meeting. Twice yearly at such meetings, the parties shall review



----------
** Confidential information omitted and filed separately with the Securities and Exchange Commission.

SGI's pricing with respect to Standard and Modified Products as set forth in
Section 1.3.3 above. The parties shall bear their respective costs and expenses in connection with attending and participating at all such meetings.


                                   ARTICLE IV.
                          CONFIDENTIALITY AND PUBLICITY

     4.1. Confidentiality.

     (a) "Confidential Information" means (i) any information relating to either party's products, designs, schematics, diagrams, drawings, costs, prices, finances, marketing or business plans, business opportunities, customers, partners, research, development, know-how or trade secrets; (ii) all information that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential; and (iii) the terms and conditions of this Agreement. Confidential Information may include confidential, proprietary and/or trade secret information that is owned by third parties, which have granted sufficient rights to a party to permit that party to provide information to the other party hereunder.

     (b) Disclosure of Confidential Information. Each party agrees that it may be desirable to disclose to the other party Confidential Information. Confidential Information is provided hereunder solely for the purpose of facilitating the relationship described in this Agreement and the parties agree to maintain the Confidential Information in confidence; not to use any Confidential Information for any purpose except as contemplated by this Agreement; and not to disclose, or permit the disclosure of, the Confidential Information to any third party. The use and access to Confidential Information shall be limited by the parties to their respective directors, officers, employees, counsel, accountants and agents who need to know such Confidential Information, provided that the party so disclosing such information shall advise each such recipient of the confidentiality obligations under this Article IV. The party receiving any Confidential Information (the "Recipient") shall reproduce and include in all copies of Confidential Information prepared by Recipient the copyright notices and proprietary legends of the party disclosing such information (the "Discloser") as they appear therein as furnished to Recipient by Discloser. Recipient shall not remove any proprietary, copyright, mask work, trademarks or other legend from any form of Confidential Information. The parties acknowledge and agree that harm not adequately compensable might result from unauthorized disclosure of Confidential Information. Either party may seek injunctive relief, without posting a bond, if the other party breaches its obligations of confidentiality as set forth in this Article 4.

     (c) Exclusions to Obligations of Confidentiality. Recipient shall have no obligation to maintain the confidentiality of information provided by the other party that: (a) is known to Recipient at the time of disclosure; (b) is independently developed by Recipient provided Recipient can show by written evidence to Discloser's reasonable satisfaction that such development was accomplished by or on behalf of Recipient without the use of or any reference to Confidential Information supplied by the other party; (c) becomes rightfully known to Recipient from a source other than the other party without restriction on subsequent disclosure or use; (d) is or becomes a part of the public domain through no wrongful act of Recipient; or, (e) is rightfully received by the Recipient from a third party without any duty of confidentiality. Further, Recipient may disclose Confidential Information if it is advised by counsel that such disclosure is required, pursuant to law, regulation, judicial or government request, requirement or order, provided that Recipient gives the other party prompt and sufficient prior notice to contest, or to seek a protective order restricting further disclosure of Confidential Information provided in response to, such request, requirement or order.

     (d) No Ownership Interest Transferred. Recipient acknowledges that it is granted only the limited right to use Confidential Information provided pursuant to this Agreement. Neither party transfers to the other any right of ownership in or title to any Confidential Information or other intellectual property hereunder, either expressly, by implication, estoppel or otherwise.

     4.2. Publicity. Unless otherwise agreed by the parties in writing, no press releases, conferences, interviews or other public announcements, in whatever form, shall be made or given by either party regarding the subject matter of this Agreement. The parties agree to cooperate with each other in promoting the existence of this strategic relationship and in otherwise supporting each other's marketing and public relations efforts. Each party also agrees that, upon the reasonable request of the other party, it will provide customer satisfaction references with respect to the other party provided such references can be made in good faith.


                                   ARTICLE V.
                                  MISCELLANEOUS

     5.1. No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or to create a liability against, the other in any way or for any purpose.

     5.2. Entire Agreement. This Agreement and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

     5.3. Termination. After the end of the Purchase Period, either party may terminate this Agreement upon thirty (30) days prior written notice to the other.

     5.4. Information. Subject to applicable law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

     5.5. Mediation. SGI and WNI agree to negotiate in good faith in an effort to resolve any dispute related to this Agreement that may arise between the parties, prior to the institution of litigation. If the dispute cannot be resolved promptly by negotiation, then the Responsible Executives shall meet at a time and place they mutually agree to negotiate in good faith to resolve the dispute. If the dispute is not resolved by such negotiation among the Responsible Executives, either party may give the other party written notice that the dispute should be submitted to mediation. The mediation shall include the Responsible Executives and also at least one other executive from each party. Promptly thereafter, a mutually acceptable mediator shall be chose by the parties, who shall share the cost of mediation services equally. If the dispute has not been resolved by mediation within 60 days after the date of written notice requesting mediation, then either party may initiate litigation and pursue all and any remedies at law or at equity that such party is entitled to. Nothing contained in this paragraph shall prohibit a party, in the case of irreparable harm, from seeking an immediate injunction or other provisional remedy.

     5.6. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission, or US mail, to the following addresses:

                           (a)   If to WNI, to:

                           WAM!NET INC.
                           6100 West 110th Street
                           Minneapolis, MN 55438
                           Attention:   President
                           Telephone:   612-886-5100
                           Telefax:     612-887-2165

                           With a copy to:

                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, NY 10019-6099
                           Attention:   Daniel D. Rubino
                           Telephone:   212-728-8000
                           Facsimile:   212-728-8111

                           (b) If to SGI, to:

                           Silicon Graphics, Inc.
                           2011 North Shoreline Blvd.
                           Mountain View, CA 94043
                           Attention:   Neil McGowan
                           Telephone:   650-933-3799
                           Telefax:     650-932-0208

                           With a copy to: SGI Legal Services

                            or to such other addresses or telecopy numbers as
                           may be specified by like notice to the other parties.

     5.7. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Minnesota, without regard to its choice of law rules.

     5.8. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

     5.9. Survival. The parties' obligations under Articles IV and V shall survive any termination and/or expiration of this Agreement.

     5.10. Amendment. This Agreement may only be amended by a written agreement executed by both parties hereto.

     5.11. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

     5.12. Assignment. No assignment of rights or delegation of duties arising under this Agreement may be made by any party without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.


                                     WAM!NET Inc.


                                     By:  /s/ Allen Witters
                                          ---------------------------
                                          Name: Allen Witters
                                          Title: Chief Technology Officer


                                     Silicon Graphics, Inc.


                                     By:  /s/ William M. Kelley
                                          ---------------------------
                                          Name: William M. Kelley
                                          Title: Senior Vice President